Exhibit 1.2

B.O.S BETTER ON-LINE SOLUTIONS LTD.

ARTICLES OF ASSOCIATION

IN ACORDANCE WITH THE COMPANIES LAW, 5759-1999

1.	The Company's Name

The Company's name is "B.O.S Better On-Line Solutions Ltd".

2.	The Company's Objects

The Company's object is to engage in any legal business.

3.	Interpretation

3.1	Everything mentioned in the singular shall include the plural and vice versa, and everything mentioned in the masculine shall include the feminine and vice versa.

3.2
Unless these articles include special definitions for certain terms, every word and expression herein shall bear the meaning attributed thereto in the Companies Law, 5759-1999 (hereinafter referred to as “the Companies Law"), unless the context otherwise admits.

3.3
For the avoidance of doubt, it is expressed that in respect of matters regulated in the Companies Law such that it is possible to qualify the arrangements in respect thereof in articles, and these articles do not include in respect thereof provisions different from those of the Companies Law - the provisions of the Companies Law shall apply in respect thereof.

4.	The Company's Share Capital and the Rights Attached to Shares

4.1	The Company's authorized capital is NIS 200,000,000 divided into 10,000,000 ordinary shares of NIS 20.00 nominal value each. (amended May 2003, May 2006 and December 2009).

4.2	The ordinary shares shall vest the holders thereof with -

4.2.1
an equal right to participate in and vote at the Company's general meetings, whether ordinary or special, and each of the shares in the Company shall entitle its holder, present at the meeting and participating in the vote, himself, by proxy or through a voting instrument, to one vote;

4.2.2
an equal right to participate in a distribution of dividends, whether in cash or by way of bonus shares, in a distribution of assets or in any other distribution, pro rata to the nominal value of the shares held by them;

4.2.3	an equal right to participate in a distribution of the Company's surplus assets on winding up pro rata to the nominal value of the shares held by them.

4.3
The board of directors may issue shares and other securities which are convertible or exercisable into shares up to the limit of the Company's authorised share capital. With regard to computing the limit of the authorised capital, securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue. The board of directors may delegate such authority as permitted by law. (amended May 2006)

5.	Limited Liability

The shareholders' liability for the Company's debts shall be limited to the full amount (nominal value plus premium) they are required to pay the Company for the shares and not yet paid by them.

6.	Joint Shareholders and Share Certificates

6.1
Where two or more persons are listed in the shareholders' register as the joint holders of a share, each of them may give binding receipts for any dividend or other monies in connection with such share.

6.2
A shareholder who is listed in the shareholders' register may receive from the Company, without payment, within three months of the allotment or registration of the transfer, one share certificate bearing a seal in respect of all the shares registered in his name, which shall specify the number of shares. In the case of a jointly held share, the Company shall issue one share certificate to all the joint shareholders, and the delivery of such a certificate to one of the joint shareholders shall be deemed delivery to all of them.

Each share certificate shall bear the signature of at least one director together with the Company's stamp or its printed name.

6.3	A share certificate which has been defaced, destroyed or lost may be renewed in reliance upon proof and guarantees as required by the Company from time to time.

7.	The Company's Reliefs in relation to Shares Not Paid in Full

7.1
If the consideration which the shareholder undertook to pay the Company for his shares or any part thereof is not paid at the time and on the terms prescribed in the shares' allotment terms and/or in the payment call mentioned in paragraph 7.2 below, the Company may, pursuant to the board of directors' resolution, forfeit the shares whose consideration has not been paid in full. The shares shall be forfeited, provided that the Company has sent the shareholder written warning of its intention to forfeit his shares, at least seven days from the date of receiving the warning if the payment is not effected during the period specified in the warning letter.

The board of directors may, at any time prior to the date on which a share forfeited is sold, re-allotted or otherwise transferred, cancel the forfeiture on such terms as it deems fit.

The shares forfeited shall be held by the Company as dormant shares or shall be sold to another.

7.2
If pursuant to the issue terms of shares there is no fixed date for payment of any part of the price payable therefor, the board of directors may from time to time make calls for payment on the shareholders in respect of the monies not yet paid for the shares held by them, and every shareholder shall be liable to pay the Company the amount of the call made on him on the date specified as aforesaid, provided that he receives 14 days' notice of the date and place for payment (hereinafter referred to as “call"). The notice shall state that non-payment on the date specified or prior thereto at the place specified might result in the forfeiture of the shares in relation to which the call was made. A call may be cancelled or postponed to another date, as resolved by the board of directors.

7.3
In the absence of another provision in the shares' allotment terms, a shareholder shall not be entitled to receive dividend or to exercise any right as a shareholder in respect of shares not yet paid up in full.

7.4	Persons who are joint holders of a share shall be jointly and severally liable for payment of the amounts due to the Company in respect of the share.

7.5	The provisions of this paragraph are not such as to derogate from any other relief available to the Company vis-a-vis a shareholder who has not paid his debt to the Company in respect of his shares.

8.	Transfer of Shares

                8.1         The Company's shares may be transferred.

                8.2         A share transfer shall be effected in writing and shall not be registered unless -

8.2.1
a due share transfer instrument is furnished to the Company at its registered office together with the certificates relating to the shares to be transferred, if issued. The transfer instrument shall be signed by the transferor and a witness verifying the transferor's signature. In the case of a transfer of shares which are not fully paid up on the date of the transfer, the transfer instrument shall also be signed by the transferee and a witness verifying the transferee's signature; or

8.2.2	the Company is given a court order to amend the registration; or

8.2.3	it is proved to the Company that the legal conditions for transmission of the right to the share have been fulfilled.

8.3	A transfer of shares which are not fully paid up requires the approval of the board of directors, which may refuse to grant its approval in its absolute discretion and without giving grounds therefor.

8.4	The transferee shall be deemed the shareholder in relation to the shares being transferred from the moment his name is listed in the shareholders' register.

9.	Alteration to Capital

9.1	The general meeting may increase the Company's authorized share capital by creating new shares of an existing class or of a new class, as determined in the general meeting's resolution.

9.2	The general meeting may cancel authorized share capital which has not yet been allotted, provided that the Company has not undertaken, including conditionally, to allot the shares.

9.3	The general meeting may, subject to the provisions of any law:

9.3.1	consolidate and re-divide its share capital, or any part thereof, into shares of a nominal value greater than that of the existing shares;

9.3.2	sub-divide its existing shares, or any of them, or its share capital, or any part thereof, into shares of a nominal value smaller than that of the existing shares;

9.3.3	reduce its share capital and any capital redemption reserve fund in such manner and on such terms and conditions and with the receipt of such approval as the Companies Law requires.

10.	Alteration of the Rights Attached to Classes of Shares

10.1
So long as not otherwise provided in the shares' issue terms and subject to the provisions of any law, the rights attached to a particular class of shares may be altered, after a resolution is passed by the Company and with the approval of a resolution passed at a general meeting of the holders of the shares of such class or the written agreement of all the class holders.

The provisions of the Company's articles regarding general meetings shall apply, mutatis mutandis, to a general meeting of the holders of a particular class of shares.

10.2
The rights vested in the holders of shares of a particular class that were issued with special rights shall not be deemed to have been altered by the creation or issue of further shares ranking equally with them, unless otherwise provided in such shares' issue terms.

11.	General Meetings

11.1	The Company's resolutions on the following matters shall be passed at the general meeting -

11.1.1	alterations to the articles;

11.1.2	the exercise of the board of directors' powers when the board of directors is unable to function;

11.1.3	the appointment and dismissal of the Company's auditor;

11.1.4	the appointment of directors, including external directors;

11.1.5	the approval of acts and transactions requiring the general meeting's approval pursuant to the provisions of the Companies Law and any other law;

11.1.6	increasing and reducing the authorized share capital;

11.1.7	a merger as defined in the Companies Law.

12.	Convening General Meetings

12.1
General meetings shall be convened at least once a year at such place and time as determined by the board of directors but no later than 15 months from the last general meeting. Such general meetings shall be called "annual meetings". The Company's other meetings shall be called "special meetings".

12.2
The annual meeting's agenda shall include a discussion of the board of directors' reports and the financial statements as required at law. The annual meeting shall appoint an auditor, appoint the directors pursuant to these articles and discuss all the other matters which must be discussed at the Company's annual general meeting, pursuant to these articles or the Law, as well as any other matter determined by the board of directors.

12.3
The board of directors may convene a special meeting pursuant to its resolution and it must convene a general meeting if it receives a written requisition from any one of the following (hereinafter referred to as “requisition"):

12.3.1	two directors or one quarter of the directors holding office; and/or

12.3.2	one or more shareholders holding at least 5% of the issued capital and at least 1% of the voting rights in the Company; and/or

12.3.3	one or more shareholders holding at least 5% of the voting rights in the Company.

12.4
A requisition must detail the objects for which the meeting must be convened and shall be signed by the persons requisitioning it and sent to the Company's registered office. The requisition may be made up of a number of documents in an identical form of wording, each of which shall be signed by one or more of the persons requisitioning the meeting.

12.5
Where the board of directors is required to convene a special meeting, it shall do so within 21 days of the requisition being submitted to it, for a date that shall be specified in the invitation pursuant to paragraph 12.6 below and subject to the law.

12.6
Notice to the Company's members regarding the convening of a general meeting shall be sent to all the shareholders listed in the Company's shareholders' register at least 21 days prior to the meeting and shall be published in other ways insofar as required by the law. The notice shall include the agenda, proposed resolutions and arrangements with regard to a written vote.

The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting.

13.	The Discussion at the General Meetings

13.1
No discussions may be commenced at the general meeting unless a quorum is present at the time of the discussion's commencement. A quorum is the presence of at least two shareholders holding at least 33⅓% of the voting rights (including presence through a proxy or a voting instrument), within half an hour of the time fixed for the meeting's commencement. (amended August 2004)

13.2
If no quorum is present at a general meeting within half an hour of the time fixed for the commencement thereof, the meeting shall be adjourned for one week, to the same day, time and place, or to a later time if stated in the invitation to the meeting or in the notice of the meeting (hereinafter referred to as “the adjourned meeting".)

13.3	The quorum for the commencement of the adjourned meeting shall be any number of participants.

13.4
The board of directors' chairman shall serve as the general meeting's chairman. If the board of directors' chairman is not present at the meeting within 15 minutes of the time fixed therefor or if he refuses to chair the meeting, the chairman shall be elected by the general meeting.

13.5
A general meeting at which a quorum is present may resolve to adjourn the meeting to another place and time determined by it, and in such case notices and invitations in respect of the adjourned meeting shall be given as provided in paragraph 12.6 above.

14.	Voting at the General Meeting

14.1
A shareholder of the Company may vote at the general meetings himself or through a proxy or a voting instrument.

The shareholders entitled to participate in and vote at the general meeting are the shareholders on the date specified by the board of directors in the resolution to convene the general meeting, and subject to the law.

14.2	In every vote each shareholder shall have a number of votes according with the number of shares held by him.

14.3	A resolution at the general meeting shall be passed by an ordinary majority unless another majority is specified in the Companies Law or these articles.

14.4
The declaration of the meeting's chairman that a resolution has been passed unanimously or by a particular majority, or that it has been defeated or not passed by a particular majority, shall constitute prima facie proof of that stated therein.

14.5	If the votes at a meeting are tied, the chairman of the meeting shall not have an additional or deciding vote, and the resolution that was put to the vote shall be defeated.

14.6
The Company's shareholders may, in respect of any matter on the meeting's agenda, vote at a general meeting (including a class meeting) through a voting instrument, provided that the board of directors does not, subject to any law, rule out the possibility of voting through a proxy instrument on such matter in its resolution to convene the general meeting.

If the board of directors prohibits voting through a voting instrument, the fact that the possibility of voting through a voting instrument has been ruled out shall be stated in the notice of the meeting pursuant to paragraph 12.6 above.

14.7
A shareholder may state the way in which he is voting in the voting instrument and send it to the Company’s registered office at least 48 hours prior to the meeting’s commencement. A voting instrument in which a shareholder states the way in which he is voting, which reaches the Company’s registered office at least 48 hours prior to the meeting (including the adjourned meeting), shall be deemed presence at the meeting for the purpose of constituting the quorum as provided in paragraph 13.1 above. (amended May 2003)

14.8	A proxy shall be appointed in a written instrument signed by the appointor. A corporation shall vote through its representatives who shall be appointed by a document duly signed by the corporation.

14.9
Voting in accordance with the terms and conditions of a proxy instrument shall be legal even if prior thereto the appointor dies or becomes legally incapacitated, is wound up, becomes bankrupt, cancels the proxy instrument or transfers the share in relation to which it was given, unless written notice is received at the office prior to the meeting that the shareholder has died, become legally incapacitated, been wound up, become bankrupt, cancelled the appointment instrument or transferred the share as aforesaid.

14.10
The proxy instrument and the power of attorney or a copy certified by an attorney shall be deposited at the Company's registered office at least 48 hours prior to the time fixed for the meeting or the adjourned meeting at which the person mentioned in the document intends voting pursuant thereto.

14.11
A shareholder of the Company shall be entitled to vote at meetings of the Company through a number of proxies appointed by him, provided that each proxy is appointed in respect of different parts of the shares held by the shareholder. There shall not be any impediment to any proxy as aforesaid voting differently at meetings of the Company.

14.12
If a shareholder is legally incapacitated, he may vote by his board of trustees, receiver, natural guardian or other legal guardian, and they may vote themselves or by proxy or through a voting instrument.

14.13
Where two or more persons are the joint holders of a share, in a vote on any matter the vote of the person whose name appears first in the shareholders' register as the holder of such share shall be accepted, himself or by proxy, and he is entitled to give the Company voting instruments.

15.	The Board of Directors

The board of directors shall delineate the Company's policy and supervise the performance of the Managing Director's duties and actions. Any power of the Company which has not been vested in another organ pursuant to the Companies Law or the articles may be exercised by the board of directors.

16.	Appointment and Dismissal of Directors

16.1
The number of directors in the Company (including external directors) shall be determined from time to time by the annual general meeting, provided that it shall not be less than four nor more than eleven.

16.2
The Company's directors shall be elected at the annual meeting and/or at a special meeting, and shall hold office until the end of the next annual meeting or until they cease to hold office pursuant to the provisions of the articles. If at a general meeting of the Company new directors in the minimum amount specified pursuant to the articles are not elected, the directors who held office until such time shall continue to hold office, until they are replaced by the Company's general meeting.

16.3
In addition to the provisions of paragraph 16.2 above, the board of directors may appoint a director instead of a director whose office has been vacated and/or as an additional director, subject to the maximum number of directors on the board of directors as provided in paragraph 16.1 above. The appointment of a director by the board of directors shall be valid until the next annual meeting or until he ceases to hold office pursuant to the provisions of the articles.

16.4	A director whose term of office has come to an end may be re-elected.

16.5
The office of a director shall commence on the date of his appointment by the annual meeting and/or the special meeting and/or the board of directors or on a later date if specified in the appointment resolution of the annual meeting and/or special meeting and/or board of directors.

16.6
The board of directors shall elect a board of directors' chairman from amongst its members. If a chairman is not elected or if the chairman is not present at the end of 15 minutes from the time fixed for the meeting, the directors present shall elect one of their number to chair such meeting, and the person chosen shall conduct the meeting and sign the discussion minutes.

The board of directors' chairman shall not be the Company's MD save on fulfillment of the conditions mentioned in section 121(c) of the Companies Law.

16.7
The general meeting may remove any director from his office before the end of his term of office, whether the director was appointed by it by virtue of paragraph 16.2 above or by the board of directors by virtue of paragraph 16.3 above, provided that the director is given a reasonable opportunity to state his case before the general meeting.

16.8
Where the office of a director is vacated, the remaining directors may continue to act so long as their number has not fallen below the minimum specified in the articles. Where the number of directors has fallen below the aforementioned minimum, the remaining directors may only act in order to fill the place of the director which has been vacated as mentioned in paragraph 16.3 above or in order to convene a general meeting of the Company, and until the general meeting is convened as aforesaid they may act to manage the Company's business only in respect of matters that cannot bear delay.

16.9
Every board of directors’ member may appoint an alternate for himself, provided that such an appointment shall not be for a period exceeding one month, and that someone who was appointed as an alternate for another director and/or who is already serving as a director of the Company may not be appointed as an alternate, except as provided in section 237(d) of the Companies Law.

The appointment or termination of the office of an alternate shall be effected in a written document signed by the director who appointed him; however, in any event, the office of an alternate shall terminate if one of the events specified in paragraph 16.10 below befalls the alternate or if the office of the board of directors' member for whom he is acting as alternate is vacated for whatsoever reason.

An alternate shall be treated as a director and all the provisions of the law and these articles shall apply to him, save for the provisions regarding the appointment and/or dismissal of a director specified herein. (amended May 2003 and May 2006)

16.10	The office of a director shall be vacated in any one of the following cases:

16.10.1	he resigns from his office by a letter signed him and submitted to the Company which specifies the reasons for his resignation;

16.10.2	he is removed from his office by the general meeting;

16.10.3	he is convicted of an offence as provided in section 232 of the Companies Law;

16.10.4	pursuant to a court decision, as provided in section 233 of the Companies Law;

16.10.5	he is declared legally incapacitated;

16.10.6	he is declared bankrupt, and in the case of a corporation - it is resolved to wind it up voluntarily or a winding up order is given in respect thereof.

16.11	The terms of office of the board of directors' members shall be approved by the audit committee, the board of directors and the general meeting, in this chronological order.

17.	Board of Directors' Meetings

17.1	The board of directors shall convene in accordance with the Company's requirements and at least once every three months.

17.2	The board of directors' chairman may convene the board of directors at any time. In addition, the board of directors shall hold a meeting, on a matter that shall be detailed, in the following cases:

17.2.1	on the demand of two directors; however, if at such time the board of directors consists of five directors or less - on the demand of one director;

17.2.2
on the demand of one director if he states in his demand to convene the board of directors that he has learned of a matter involving the Company in which a prima facie contravention of the Law or an infringement of proper business procedure has been discovered;

17.2.3	a notice or report of the managing director obliges action by the board of directors;

17.2.4	the auditor has notified the board of directors' chairman of materials deficiencies in the audit of the Company's accounts.

17.3
Notice of a board of directors' meeting shall be sent to all its members at least three days prior to the date of the meeting. The notice shall be sent to the address of the director which was furnished to the Company in advance, and shall state the date, time and place of the meeting, and reasonable details of all the matters on the agenda.

Notwithstanding the aforegoing, the board of directors may convene a meeting without notice, with all the directors' agreement.

17.4
The quorum for the commencement of a board of directors' meeting shall be a majority of the members of the board of directors. If no quorum is present at the board of directors' meeting within half an hour of the time fixed for the meeting's commencement, the meeting shall be adjourned to another date decided upon by the board of directors' chairman, or in his absence by the directors present at the meeting, provided that three days' notice shall be given to all the directors of the date of the adjourned meeting. The quorum for the commencement of an adjourned meeting shall be any number of participants. Notwithstanding the aforegoing, the quorum for discussions and resolutions at the board of directors on the auditor's dismissal or suspension shall be a majority of the board of directors' members.

17.5	The board of directors may hold meetings using any communications means, provided that all the directors participating may hear each other simultaneously.

17.6
The board of directors may also pass resolutions without actually convening, provided that all the directors entitled to participate in the discussion and vote on a matter that is brought for resolution agree not to convene for discussion of the matter. In such a case, minutes of the resolutions (including the decision not to convene) shall be signed by the chairman of the board of directors, or alternatively, signatures of the directors shall be attached to the minutes. Instead of a director’s signature, the chairman of the board or the corporate secretary may attach a signed memo regarding the oral vote of a director. Resolutions passed without convening, as aforementioned, shall be passed by an ordinary majority and shall have the same effect as resolutions passed at a duly convened meeting. (amended May 2006)

18.	Voting at the Board of Directors

18.1	In a vote at the board of directors, each director shall have one vote.

18.2
The board of directors' resolutions shall be passed on a majority. The board of directors' chairman shall not have an additional or deciding vote and where the votes are tied, the resolution that was put to the vote shall be defeated.

19.	Board of Directors' Committees

19.1
The board of directors may establish committees and appoint members from the board of directors thereto (hereinafter referred to as “board of directors' committee"), and it may from time to time revoke such delegation or alter the composition of such committee. If board of directors' committees are established, the board of directors shall determine in their terms of authority whether certain powers of the board of directors will be delegated to the board of directors' committee such that a resolution of the board of directors' committee shall be deemed a resolution of the board of directors or whether a resolution of the board of directors' committee shall merely amount to a recommendation which is subject to the board of directors' approval, provided that powers to resolve on the matters specified in section 112 of the Companies Law shall not be delegated to a committee. If a committee merely has a recommendation role, the board of directors may also appoint to the committee members who are not directors. (amended May 2006)

19.2
The meetings and discussions of any board of directors' committee composed of two or more members shall be governed by the provisions of these articles regarding board of directors' meetings and the voting thereat, mutatis mutandis, and subject to the board of directors' resolutions regarding arrangements for the committee's meetings (if any).

20.	Audit Committee

20.1
The Company's board of directors shall appoint an audit committee from amongst its members. The number of members on the audit committee shall not be less than three and all the external directors shall be members thereof. The board of directors' chairman and any director employed by the Company or providing services to it on a permanent basis and/or a control owner or his relative shall not be appointed as members of the committee.

20.2	The duties of the audit committee shall be -

20.2.1
to detect deficiencies in the Company's business management, inter alia through consultation with the Company's internal auditor or with the auditor, and to propose to the board of directors ways of rectifying them;

20.2.2	to resolve whether to approve acts and transactions requiring the audit committee's approval pursuant to the Companies Law.

21.
Managing Director

The Company's board of directors shall appoint a managing director and may appoint more than one managing director. The managing director shall be responsible for the routine management of the Company's affairs within the framework of the policy determined by the board of directors and subject to its guidelines.

22.	Exemption, Insurance and Indemnity (amended May 2006)

22.1
The Company may exempt an Office Holder therein in advance for his liability, or any part thereof, for damage in consequence of a breach of the duty of care vis-a-vis it, except with respect to Distribution (as defined in the Companies Law).

22.2
The Company may indemnify an Office Holder retroactively for an obligation or expense as specified in sub-paragraphs 22.2.1 22.2.2 and 22.2.3 below, imposed on him in consequence of act done in his capacity as an officer in the Company.

22.2.1	a monetary obligation imposed on him in favor of another person pursuant to a judgment, including a judgment given in settlement or an arbitrator's award that has been approved by a court;

22.2.2
reasonable litigation expenses, including advocates’ professional fees, incurred by the Office Holder pursuant to an investigation or a proceeding commenced against him by a competent authority and that was terminated without an indictment and without having a monetary charge imposed on him in exchange for a criminal procedure (as such terms are defined in the Companies Law), or that was terminated without an indictment but with a monetary charge imposed on him in exchange for a criminal procedure in a crime that does not require proof of criminal intent;

22.2.3
reasonable litigation expenses, including advocates' professional fees, incurred by the Office Holder or which he is ordered to pay by a court, in proceedings filed against him by the company or on its behalf or by another person, or in a criminal indictment in which he is acquitted, or in a criminal indictment in which he is convicted of an offence that does not require proof of criminal intent.

22.3
The Company may give an advance undertaking vis-a-vis an Office Holder to indemnify him in respect of an obligation or expense as specified in paragraph 22.2 above, provided that the undertaking specified in paragraph 22.2.1 is limited to types of events which in the board of directors' opinion may be anticipated, in light of the Company’s activities, at the time of giving the indemnity undertaking, and to an amount or criteria which the board of directors determines is reasonable in the circumstances of the case, both to be specified in the Company’s undertaking.

22.4
A company may enter into a contract to insure the liability of an Office Holder therein for an obligation imposed on him in consequence of an act done in his capacity as an Office Holder therein, in any of the following cases:

22.4.1	a breach of the duty of care vis-a-vis the Company or vis-a-vis another person;

22.4.2	a breach of the duty of fidelity vis-a-vis the Company, provided that the Office Holder acted in good faith and had reasonable basis to assume that the act would not harm the Company;

22.4.3	a monetary obligation imposed on him in favor of another person.

22.5	Paragraphs 22.1 to 22.4 shall not apply in any of the following cases -

22.5.1	a breach of the duty of fidelity, save regarding insurance and indemnity provided that the Office Holder acted in good faith and had reasonable basis to assume that the act would not harm the Company;

22.5.2	an intentional or rash breach of the duty of care, except where the breach was negligent only;

22.5.3	an act done with the intention of unlawfully producing a personal profit;

22.5.4	a fine imposed on an Office Holder.

22.6	Resolutions regarding the grant of exemption, insurance, indemnity or the grant of an undertaking to indemnify an Office Holder shall be passed subject to the law.

22.7	“Office Holder” in this section shall include directors and officers as defined in the Companies Law 1999.

23.	Internal Auditor

23.1
The Company's board of directors shall appoint an internal auditor in accordance with the audit committee's proposal. Interested parties in the Company, officers in the Company, relatives of any of the aforegoing and the auditor or someone on his behalf may not hold office as the Company's internal auditor.

23.2
The board of directors shall determine what officer shall be the organ to whom the internal auditor is subordinate, and in the absence of such a determination it shall be the board of directors' chairman.

23.3
The internal audit plan prepared by the auditor shall be submitted for the audit committee's approval; however, the board of directors may determine that the plan shall be submitted for the board of directors' approval.

24.	Auditor

24.1
The annual meeting shall appoint an auditor for the Company. The auditor shall hold office until the end of the following annual meeting, or for a longer term as determined by the annual meeting, provided that his term of office shall not extend beyond the end of the third annual meeting following the one at which he was appointed.

24.2	The auditor's remuneration for the audit shall be determined by the board of directors. The board of directors shall report to the annual meeting on the auditor's remuneration.

25.	Signatory Rights

25.1	The rights to sign on the Company's behalf shall be determined from time to time by the Company's board of directors.

25.2	The signatory on the Company's behalf shall sign together with the Company's stamp or its printed name.

26.	Dividend and Bonus Shares

26.1	The Company's board of directors shall be the organ authorized to decide upon the distribution of a dividend and/or the distribution of bonus shares.

26.2
The shareholders who are entitled to dividend are the shareholders on the date of the resolution on the dividend or on a later date if another date is specified in the resolution on the dividend's distribution.

26.3
If the board of directors does not otherwise determine, any dividend may be paid by way of a cheque or payment order that shall be sent by mail in accordance with the registered address of the shareholder or person entitled thereto, or in the case of registered joint shareholders to the shareholder whose name appears first in the shareholders' register in relation to the joint shareholding. Every such cheque shall be drawn up to the order of the person to whom it is being sent. The receipt of a person who on the date of the dividend's declaration is listed in the shareholders' register as the holder of any share or, in the case of joint shareholders, of one of the joint shareholders shall serve as confirmation of all the payments made in connection with such share.

26.4
For the purpose of implementing any resolution pursuant to the provisions of this paragraph, the board of directors may settle, as it deems fit, any difficulty arising in relation to the distribution of the dividend and/or bonus shares, including determine the value for the purpose of the said distribution of certain assets and resolve that payments in cash shall be made to members in reliance upon the value thus determined, determine regulations in relation to fractions of shares or in relation to non-payment of amounts less than NIS 200.

27.
Redeemable Securities

The Company may, subject to any law, issue redeemable securities on such terms as determined by the board of directors, provided that the general meeting approves the board of directors' recommendation and the terms determined.

28.	Contributions The Company may contribute a reasonable sum of money for an worthy object, even if the contribution is not within the scope of business considerations conducive to the Company's profits.

29.	Accounts

29.1	The Company shall keep accounts and draw up financial statements pursuant to the Securities Law and any other law.

29.2	The books of account shall be kept at the office or at such other place as the directors deem fit, and shall always be open for the directors' inspection.

30.	Notices

30.1
Subject to any law, notice or any other document which the Company sends and which it may or is required to give pursuant to the provisions of these articles and/or the Companies Law shall be sent by the Company to any person personally, by mail in a letter addressed in accordance with the registered address of such shareholder in the shareholders' register or in accordance with any address which the shareholder specifies in a letter to the Company as the address for the sending of notices or other documents, or by facsimile in accordance with the number specified by the shareholder as the number for sending notices by facsimile. Should the Company publish notice in at least two Israeli daily newspapers, notice shall be deemed to have been given to any member whose address as registered in the Company’s Register is in Israel.

30.2
Any notices which must be given to the shareholders shall be given, in relation to shares which are jointly held, to the person whose name appears first in the shareholders' register as the holder of such share, and any notice given in this manner shall be adequate notice to the holders of such share.

30.3
Any notice or other document that is sent shall be deemed to have reached its destination within three business days - if sent by registered mail and/or ordinary mail in Israel, and if delivered by hand or sent by facsimile, it shall be deemed to have reached its destination on the first business day following its receipt. When coming to prove the delivery, it shall be adequate to prove that the letter that was sent by mail containing the notice or document was correctly addressed and delivered to the post office as a stamped letter or as a stamped registered letter, and in respect of a facsimile it is sufficient to furnish the transmission confirmation from the sending instrument.

30.4	Any entry effected in the ordinary way in the Company's register shall be deemed prima facie proof regarding the dispatch, as entered in such register.

30.5
Where it is necessary to give prior notice of a particular number of days or notice that is valid for any period, the date of delivery shall be taken into account in reckoning the number of days or the period.